Exhibit 10.4
EMPLOYMENT AGREEMENT
          This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of the 14th day of April, 2008, by and between Conexant Systems, Inc., a Delaware corporation (the “Company”), and Sailesh Chittipeddi (the “Executive”).
          WHEREAS, the Executive is currently serving the Company pursuant to an employment agreement between the parties previously entered into dated April 25, 2006, (the “Prior Employment Agreement”); and
          WHEREAS, in order to also fully comply with recent guidance issued under Section 409A of the Internal Revenue Code of 1986, as amended (‘Section 409A”), the parties hereto wish to enter into this new Employment Agreement in accordance with the terms set forth herein; and
          WHEREAS, this Agreement shall only become effective at the Effective Date (as defined in Section 2); and at the Effective Date, this Employment Agreement will replace and supersede any other previous employment agreements or arrangements (verbal or written) (express or implied) between the Executive and the Company or any of its Affiliates or predecessors (except for Sections 5b(ii), 5c and 5d of the “Prior Employment Agreement”), which shall automatically be terminated as of the Effective Date and shall be of no force or effect from and after the Effective Date;
          WHEREAS, the parties hereto wish to enter into the arrangements set forth herein with respect to the terms and conditions of the Executive’s employment with the Company from and after the Effective Date (as defined in Section 2);
          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
          1. Employment Agreement. On the terms and conditions set forth in this Agreement, the Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, for the Employment Period set forth in Section 2 and in the positions and with the duties set forth in Section 3. Terms used herein with initial capitalization are defined in Section 23.
          2. Term. Unless earlier terminated pursuant to Section 8, the new term of the Executive’s employment hereunder in the positions referenced under Section 3 will begin as of April 14, 2008 (the “Effective Date”) and will conclude on April 13, 2009 (the “Employment Period”); provided that, on April 14, 2009, the Employment Period will automatically be extended for a one (1)-year period on each anniversary of the

“Effective Date” unless either party gives written notice to the other party at least sixty (60) days before the end of the Employment Period that it does not wish such automatic one (1) year extension to occur.
          3. Position and Duties. The Executive will serve as Executive Vice President, Global Operations and Chief Technology Officer of the Company during the Employment Period. As Executive Vice President, Global Operations and Chief Technology Officer of the Company, the Executive will render executive, policy, and other management services to the Company of the type customarily performed by persons serving in a similar capacity and as reasonably determined by the Chief Executive Officer or Board of Directors of the Company (the “Board”) with regard to the Executive’s status and position within the Company. The Executive will initially report directly to the Chief Executive Officer. The Executive will devote the Executive’s reasonable best efforts and full business time to the performance of his duties hereunder and the advancement of the business and affairs of the Company during the Employment Period, it being understood that the Executive may, consistent with the other provisions of this Agreement, pursue other outside interests including but not limited to the Executive’s devoting time to managing the Executive’s personal investments and to charitable and community activities.
          4. Place of Performance. During the Employment Period, the Executive’s primary place of employment and work location will be Newport Beach, California, except for reasonable travel on Company business and as otherwise consented to by the Executive.
          5. Compensation.
          (a) Base Salary. During the Employment Period, the Company will pay to the Executive an annual base salary (the “Base Salary”), which initially will be $300,000. The Base Salary will be reviewed by the Board or the Compensation and Management Development Committee of the Board (the “Compensation Committee”) no less frequently than annually and may be increased (but not materially decreased) at the discretion of the Board or the Compensation Committee. If the Executive’s Base Salary is increased, the increased amount will be the Base Salary for the remainder of the Employment Period. The Base Salary will be payable monthly or in such other installments as will be consistent with the Company’s payroll procedures in effect from time to time.
          (b) Bonus. During the Employment Period, the Executive will be eligible to earn an annual performance bonus in an amount determined at the discretion of the Board or the Compensation Committee for each fiscal year. It is the intention of the parties hereto that the Company shall establish a target bonus for the Executive with respect to each fiscal year of the Employment Period based upon overall performance of the

Company and upon the Executive’s individual performance. The Executive’s initial full year annual target bonus for the 2008 fiscal year will be seventy percent (70%) of the Base Salary. In the event that a target bonus is not established with respect to the 2009 fiscal year or any subsequent year, the Executive’s target bonus shall be deemed to be the target bonus established under this Agreement for the immediately preceding fiscal year.
          To be eligible for any bonuses, the Executive must be employed by the Company as Executive Vice President, Global Operations and Chief Technology Officer at the time the bonuses are paid.
          In addition to any annual performance bonus payable under this Section 5(b), the Company shall pay the Executive within 30 days of the “Effective Date”, a special “one time” retention bonus in the gross amount (subject to applicable taxes) of $500,000. While this “special” retention bonus will be paid within 30 days, it will not be considered earned until April 30, 2009. Should the Executive voluntarily terminate his employment for any reason (other than as a result of (i) death; or (ii) disability) or be terminated for Cause before April 30, 2009, the Executive will repay back to the Company any amounts actually received by the Executive within 30 days of his Termination Date. If the Executive is involuntarily terminated for any other reason than Cause before April 30, 2009, the Executive will be deemed to have earned the “special” retention bonus.
          (c) Equity Compensation. (i) Executive’s current stock option holdings will continue to vest per their current terms and conditions. Executive’s Performance Share award of November 14, 2007 will now, upon the Effective Date, have a new cliff vesting date of January 2, 2009 versus the current November 14, 2009, subject to your continued employment as Executive Vice President, Global Operations and Chief Technology Officer through that date. All stock options, Performance Share awards, Performance RSUs and Non-Performance RSUs shall be subject to the terms of this Agreement and the relevant stock unit or option agreements and relevant stock plan under which they are granted.
               (ii) Notwithstanding the foregoing, in the event of a Change of Control, any unvested stock options, Non-Performance RSUs and shares of non-performance based restricted stock in Company common stock held by the Executive (including any unvested portion of the November 14, 2007 Performance Share award) will become fully vested contingent upon and immediately prior to the first Change of Control to occur following the Effective Date.
               (iii) Notwithstanding any other provision of this Agreement to the contrary, except as otherwise provided in Executive’s respective Performance Share award agreement, any vested Performance or Non-Performance RSUs will be paid out immediately upon vesting and in no event after the later of (i) two and one-half (2 1/2)

months after the end of the Company’s fiscal year in which such Performance or Non-Performance RSUs vest, or (ii) March 15 following the calendar year in which such Performance or Non-Performance RSUs vest.
          (d) Benefits. During the Employment Period, the Executive will be entitled to all employee benefits and perquisites made available to senior executives of the Company. Nothing contained in this Agreement will prevent the Company from terminating plans, changing carriers or effecting modifications in employee benefits coverage for the Executive as long as such modifications affect all similarly situated employees and/or officers of the Company.
          (e) Vacation; Holidays. During the Employment Period, the Executive will be entitled to all public holidays observed by the Company and vacation days in accordance with the applicable vacation policies for senior executives of the Company, which vacation days will be taken at a reasonable time or times. The Executive will be entitled to his current vacation schedule of 4 weeks.
          (f) Withholding Taxes and Other Deductions. To the extent required by law, the Company will withhold from any payments due to the Executive under this Agreement any applicable federal, state or local taxes and such other deductions as are prescribed by law.
          6. Expenses. The Executive is expected and is authorized, subject to the business expense policies as determined by the Company, to incur reasonable expenses in the performance of the Executive’s duties hereunder, including the costs of entertainment, travel, and similar business expenses. The Company will promptly reimburse the Executive for all such expenses upon periodic presentation by the Executive of an accounting of such expenses on terms applicable to senior executives of the Company.
          7. Confidentiality; Work Product.
          (a) Information. The Executive acknowledges that the information, observations and data obtained by the Executive concerning the business and affairs of the Company and its Affiliates and their predecessors during the course of the Executive’s performance of services for, or employment with, any of the foregoing persons (whether or not compensated for such services) are the property of the Company and its Affiliates, including information concerning acquisition opportunities in or reasonably related to the business or industry of the Company or its Affiliates and their predecessors of which the Executive becomes aware during such period. Therefore, the Executive agrees that the Executive will not at any time (whether during or after the Employment Period) disclose to any unauthorized person or, directly or indirectly, use for the Executive’s own account, any of such information, observations, data or any Work Product (as defined below) or

Copyrightable Work (as defined below) without the Board’s consent, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a direct or indirect result of the Executive’s acts or omissions to act or the acts or omissions to act of other senior or junior management employees of the Company and its Affiliates. The Executive agrees to deliver to the Company at the termination of the Executive’s employment, or at any other time the Company may request in writing (whether during or after the Employment Period), all memoranda, notes, plans, records, reports and other documents, regardless of the format or media (and copies thereof), relating to the business of the Company and its Affiliates and their predecessors (including, without limitation, all acquisition prospects, lists and contact information) which the Executive may then possess or have under the Executive’s control.
          (b) Intellectual Property. The Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, trade secrets, know-how, ideas, computer programs, and all similar or related information (whether or not patentable) that relate to the actual or anticipated business, research and development or existing or future products or services of the Company or its Affiliates and their predecessors that are conceived, developed, made or reduced to practice by the Executive while employed by the Company or any of its predecessors (“Work Product”) belong to the Company, and the Executive hereby assigns, and agrees to assign, all of the Executive’s rights, title and interest in and to the Work Product to the Company. Any copyrightable work (“Copyrightable Work”) prepared in whole or in part by the Executive in the course of the Executive’s work for any of the foregoing entities will be deemed a “work made for hire” under the copyright laws, and the Company will own all rights therein. To the extent that it is determined, by any authority having jurisdiction, that any such Copyrightable Work is not a “work made for hire,” the Executive hereby assigns and agrees to assign to the Company all of the Executive’s rights, title and interest, including, without limitation, copyright in and to such Copyrightable Work. The Executive will promptly disclose such Work Product and Copyrightable Work to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Company’s ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).
          (c) Enforcement. The Executive acknowledges that the restrictions contained in this Section 7 are reasonable and necessary, in view of the nature of the Company’s business, in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injury to the Company. Therefore, the Executive agrees that in the event of a breach or threatened breach by the Executive of the provisions of this Section 7, the Company may be entitled to obtain from any court of competent jurisdiction, preliminary or permanent injunctive relief restraining the Executive from disclosing or using any such confidential information. Nothing herein will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, recovery of damages from the Executive.
          8. Termination of Employment. Any termination of the Employment Period by the Company or the Executive will be communicated by written Notice of Termination to the other party hereto in accordance with Section 11. For purposes of this Agreement, a “Notice of Termination” will mean a notice which will indicate the specific termination provision in this Agreement relied upon, if any, and will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employment Period if the termination is being effected by the Company for Cause. Termination of the Employment Period will take effect on the Date of Termination. The Employment Period will be terminated under the following circumstances:
          (a) Death. The Employment Period will terminate upon the Executive’s death;
          (b) By the Company. The Company may terminate the Employment Period (i) if the Executive has a Disability, or (ii) with or without Cause;
          (c) By the Executive. The Executive may terminate the Employment Period at any time; or
          (d) Non-Renewal. The Employment Period may terminate pursuant to the terms of Section 2. The expiration of the Employment Period due to a notice of non-renewal by the Company to the Executive will be treated as a termination of the Employment Period by the Company without Cause. The expiration of the Employment Period due to a notice of non-renewal tendered by the Executive to the Company will be treated as a termination of the Employment Period by the Executive.
          9. Compensation upon Termination. The Executive’s services as an employee of the Company must be terminated in order for the Executive to receive any payment or other benefit under this Section 9. Any change in job title or responsibilities will not constitute a termination of the Employment Period under this contract.
          (a) Death. If the Employment Period terminates as a result of the Executive’s death, the Company will promptly pay to the Executive’s estate, or as may be directed by the legal representatives of such estate, after the Date of Termination any accrued but unpaid Base Salary through the Date of Termination. All other unpaid amounts, if any, which the Executive has accrued and is entitled to as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company pursuant to Sections 5(b), (c) and (d) will be paid in accordance with the terms of any such plans or programs. In addition, if the Employment period terminates as a result of the Executive’s death, then all unvested stock options, Non-Performance RSUs and shares of non-performance based restricted stock in Company common stock held by the Executive will become fully vested immediately prior to Executive’s death and, in the case of the stock options, fully exercisable as of the Date of Termination, and the Executive’s estate will be entitled to exercise all such options until the earlier of: (i) the third anniversary of the Executive’s Date of Termination or (ii) the expiration date of such option set forth in the grant notice for the option award. The Company will have no further obligations to the Executive under this Agreement or otherwise (other than pursuant to any employee benefit plan and any life insurance, death in service or other equivalent policy for the benefit of the Executive).
          (b) Disability. If the Company terminates the Employment Period because of the Executive’s Disability, the Company will promptly pay to the Executive after the
Date of Termination any accrued but unpaid Base Salary through the Date of Termination. All other unpaid amounts, if any, which the Executive has accrued and is entitled to as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company pursuant to Sections 5(b), (c) and (d) will be paid in accordance with the terms of any such plans or programs. In addition, if the Company terminates the Employment Period because of the Executive’s Disability, then the Executive will be entitled to the equity and health insurance portions of the Separation Benefits set forth in Section 9(e)(ii) and (iii).The Company will have no further obligations to the Executive under this Agreement or otherwise (other than pursuant to any employee benefit plan and any disability or other medical insurance policy for the benefit of the Executive).
          (c) By the Company for Cause; By the Executive For Any Reason. If the Company terminates the Employment Period for Cause or if the Executive terminates the Employment Period for any reason, the Company will promptly pay to the Executive after the Date of Termination any accrued but unpaid Base Salary through the Date of Termination. All other unpaid amounts, if any, which the Executive has accrued and is entitled to as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company pursuant to Sections 5(b), (c) and (d) will be paid in accordance with the terms of any such plans or programs.
          Other than as set forth in this Section 9(c), the Company will have no further obligations to the Executive under this Agreement or otherwise (other than pursuant to any employee benefit plan).

          (d) By the Company Without Cause. If the Company terminates the Employment Period other than for Cause, Disability or death, the Executive will be entitled to the Separation Benefits (as defined in Section 9(e)). Other than as set forth herein, the Company will have no further obligations to the Executive under this Agreement or otherwise (other than pursuant to any employee benefit plan).
          As an express condition precedent to Executive receiving any Separation Benefits under this Section 9, Executive must execute and not revoke a unilateral general release of claims in a form satisfactory to the Company within sixty (60) calendar days of the Date of Termination. Nothing in this Section 9(d) will be deemed to operate or will operate as a release, settlement or discharge of any liability of the Executive to the Company or others for any action or omission by the Executive, including without limitation any actions which formed, or could have formed, the basis for termination of the Executive’s employment for Cause.
          (e) Separation Benefits. For purposes of this Agreement, “Separation Benefits” will mean:
          (i) payment by the Company to the Executive of a cash lump sum equal to:
(A)	any accrued but unpaid Base Salary through the Date of Termination and all other unpaid amounts, if any, which the Executive has accrued and is entitled to as of the Date of Termination; and

(B)	an additional payment of $100,000;
          (ii) reimbursement by the Company for the cost of coverage of Executive and/or Executive’s covered dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state statute (“COBRA”) for premiums under the Company’s health insurance plans for a period of eighteen (18) months following the Date of Termination, provided that Executive timely elects COBRA coverage and submits proof of premium payments to the Company, and
          (iii) all unvested stock options, Non-Performance RSUs and shares of non-performance based restricted stock in Company common stock (including the November 14, 2007 Performance Share award) held by the Executive will become fully vested and, in the case of the stock options, fully exercisable immediately prior to Executive’s Date of Termination, and the Executive will be entitled to exercise all such options until the earlier of: (A) the 15 month anniversary of the

Executive’s Date of Termination or (B) the expiration date of such option set forth in the grant notice for the option award.
          Any cash payment pursuant to this Section 9(e), payment of Non-Performance RSUs or issuance of shares of non-performance based restricted stock in Company common stock pursuant to Section 9(e)(iii) will be made by the Company within thirty (30) days following the Date of Termination, except for any delay period required by Section 22 of this Agreement. Reimbursements pursuant to Section 9(e)(ii) shall be made as soon as administratively feasible following the Company’s receipt of appropriate documentation, but in no event after the later of (i) two and one-half (2 1/2) months after the end of the Company’s fiscal year in which such costs are incurred, or (ii) March 15 following the calendar year in which such costs are incurred. Notwithstanding the foregoing, and to the extent applicable, the timing of such reimbursements, if any, shall be subject to any delay period required by Section 22 of this Agreement.
          (f) Damages. The Executive agrees that, except for such other payments and benefits to which the Executive may be entitled as expressly provided by the terms of this Agreement or any applicable Company plan, such amounts will be in lieu of all other claims for damages that the Executive may make with respect to the termination of the Executive’s employment, the Employment Period or any such breach of this Agreement. In no event will the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and, except as specifically provided in clause (ii) of Section 9(e), such amounts will not be reduced whether or not the Executive obtains other employment.
          10. Noncompetition and Nonsolicitation.
          (a) Noncompetition. THIS SECTION 10(a) WILL HAVE NO FORCE OR EFFECT, AND WILL NOT BE DEEMED A PART OF THIS AGREEMENT, DURING ANY AND ALL PERIODS IN WHICH THE EXECUTIVE PERFORMS SERVICES AS AN EMPLOYEE OF THE COMPANY PRINCIPALLY IN THE STATE OF CALIFORNIA, BUT WILL BECOME IMMEDIATELY EFFECTIVE IF AND TO THE EXTENT THE EXECUTIVE PERFORMS SERVICES AS AN EMPLOYEE OF THE COMPANY PRINCIPALLY IN A JURISDICTION OTHER THAN THE STATE OF CALIFORNIA. The Executive and the Company jointly acknowledge that Executive’s initial and principal place of employment is Newport Beach, California, and therefore, this section 10 (a) is NOT in force and effect on the Effective Date. However, the Executive further acknowledges that in the course of the Executive’s employment with the Company and its Affiliates and their predecessors, the Executive has and will continue to become familiar with the trade secrets of, and other confidential information concerning, the Company and its Affiliates and their predecessors, that the Executive’s services will be of special, unique and extraordinary value to the Company and its Affiliates and that the Company’s ability to accomplish its purposes and to successfully pursue its business plan and compete in the marketplace depends substantially on the skills and expertise of the Executive. Therefore, and in further consideration of the compensation being paid to the Executive hereunder, the Executive agrees that if his principal place of employment becomes a state other than California, then during the Employment Period and for a period of twelve months following the termination of the Employment Period for any reason (the “Restricted Period”), the Executive will not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or its Affiliates, in any country where the Company or its Affiliates conducts business; provided, however, that passive investments amounting to no more than three percent of the voting equity of a business and the Executive’s other current positions and activities described in Section 3 will not be prohibited hereby.
          (b) Nonsolicitation. Executive agrees that, during the Employment Period and for a period of twelve (12) months following the termination of the Employment Period for any reason, the Executive will not directly or indirectly (i) induce or attempt to induce any employee of the Company or any Affiliate to leave the employ of the Company or such Affiliate, or in any way willfully interfere with the relationship between the Company or any Affiliate and any employee thereof, or (ii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any Affiliate to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Affiliate.
          (c) Enforcement. If, at the time of enforcement of this Section 10, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area and that the court will be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. If the provisions of this Section 10 will be deemed illegal by any jurisdiction, the provisions in this Section 10 will be deemed ineffective within such jurisdiction. Because the Executive’s services are unique and because the Executive has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of any provision of this Agreement. Therefore, in the event of a breach or threatened breach by the Executive of any provision of this Agreement, the Company may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

          11. Notices. All notices, demands, requests or other communications required or permitted to be given or made hereunder will be in writing and will be delivered, telecopied or mailed by first class registered or certified mail, postage prepaid, addressed as follows:
          (a) If to the Company:
  Conexant Systems, Inc.
  4000 MacArthur Boulevard, West Tower
  Newport Beach, CA 92660
  Fax: (949) 483-9475
  Attention: Michael Vishny, Senior Vice President, Human Resources
          (b) If to the Executive:
at the address on the books and records of the Company at the time of such notice, or to such other address as may be designated by either party in a notice to the other. Each notice, demand, request or other communication that will be given or made in the manner described above will be deemed sufficiently given or made for all purposes three (3) days after it is deposited in the U.S. mail, postage prepaid, or at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.
          12. Severability. The invalidity or unenforceability of any one or more provisions of this Agreement will not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect.
          13. Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 7, 9, 10, 11, and 22 will survive the termination of employment of the Executive. In addition, all obligations of the Company to make payments hereunder will survive any termination of this Agreement on the terms and conditions set forth herein.
          14. Assignment. The rights and obligations of the parties to this Agreement will not be assignable or delegable, except that (i) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, will have the right to receive any amount owing and unpaid to the Executive hereunder, and (ii) the rights and obligations of the Company hereunder will be assignable and delegable in connection with any merger, consolidation or sale of all or substantially all of the assets of the Company and any similar event with respect to any successor corporation. Notwithstanding anything herein to the contrary, the rights and obligations of the Company hereunder will inure to the benefit of, and will be binding upon, any successor to the Company or its business by merger or otherwise, whether or not there is an express assignment, delegation or assumption of such rights and obligations.
          15. Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement will be binding upon the parties hereto and will inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.
          16. Amendment; Waiver. This Agreement will not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto. No waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement will thereafter be construed as a waiver of any subsequent breach or default of a similar nature. The failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder will not be construed as a waiver of any such provisions, rights or privileges hereunder, or a waiver of any subsequent breach or default of a similar nature.
          17. Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, will not be deemed to be a part of this Agreement for any purpose, and will not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
          18. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, will be governed by and construed in accordance with the laws of the State of California (but not including the choice of law rules thereof).
          19. Entire Agreement. This Agreement, together with any stock or option agreements executed by Executive and the Company, constitutes the entire agreement between the parties respecting the employment of the Executive, there being no representations, warranties or commitments between the parties except as set forth herein.
          20. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be an original and all of which will be deemed to constitute one and the same instrument.
          21. Legal Expenses. The Company will pay or reimburse the Executive (up to $2,500) for reasonable attorneys’ fees incurred by the Executive in connection with the negotiation of this Agreement and the Executive’s commencement of employment hereunder. Any such reimbursement will be made no later than the calendar year following the year in which such expense was incurred.
          22. Provisions Regarding Code Section 409A.
          (a) Six-Month Wait for Key Employees Under Separation from Service. Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and any final regulations and guidance promulgated thereunder (“Section 409A”) at the time of the Executive’s termination, then the severance and benefits payable to the Executive pursuant to this Agreement (other than due to death), if any, and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), which are otherwise due to the Executive on or within the six (6) month period following the Executive’s termination will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of the Executive’s termination of employment or the date of death, if earlier. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.
          (b) Necessary Amendments Due to Code Section 409A. The parties hereto acknowledge that the requirements of Section 409A are still being developed and interpreted by government agencies, that certain issues under Section 409A remain unclear at this time, and that the parties hereto have made a good faith effort to comply with current guidance under Section 409A. Notwithstanding anything in this Agreement to the contrary, in the event that amendments to this Agreement are necessary in order to comply with future guidance or interpretations under Section 409A, including amendments necessary to ensure that compensation will not be subject to Section 409A, the Executive agrees that the Company will be permitted to make such amendments, on a prospective and/or retroactive basis, in its sole discretion, provided that it has first negotiated with the Executive on a good faith basis to construct an amendment that would be mutually satisfactory to the parties hereto.
          23. Definitions.
          “Affiliate” means any entity from time to time designated by the Board and any other entity directly or indirectly controlling or controlled by or under common control with the Company. For purposes of this definition: “control” means the power to direct the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

          “Board” means the board of directors of the Company.
          “Cause” means: (i) the Executive’s indictment or conviction of or entering into a plea of guilty or no contest to a felony or a crime involving moral turpitude, or the intentional commission of any other act or omission involving dishonesty or fraud that is materially injurious to the Company or any of its Affiliates; (ii) the Executive’s substantial and repeated failure to perform duties of the office(s) held by the Executive, as reasonably directed by the Chief Executive Officer or Board, if such failure is not cured within thirty (30) days after the Executive receives written notice thereof; (iii) gross negligence or willful misconduct in the performance of the Executive’s duties which materially injures the Company or its reputation, or; (iv) the Executive’s willful breach of the material covenants of this Agreement.
          “Change of Control” means:
          (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the Exchange Act)) (a Person) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then outstanding shares of Common Stock of the Company (the Outstanding Company Common Stock) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the Outstanding Company Voting Securities); provided, however, that for purposes of this subparagraph (i), the following acquisitions will not constitute a Change of Control: (w) any acquisition directly from the Company, (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (z) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this definition; or
          (ii) Individuals who, as of the date hereof, constitute the Board of Directors (the Incumbent Board) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareowners, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

          (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a Corporate Transaction), in each case, unless, following such Corporate Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Corporate Transaction, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Corporate Transaction; or
          (iv) Approval by the Company’s shareowners of a complete liquidation or dissolution of the Company.
     Notwithstanding the foregoing, a Company transaction that does not constitute a change in control event under Treasury Regulation 1.409A-3(i)(5)(v)-(vii) shall be not be considered a Change of Control.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Date of Termination” means: (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated because of the Executive’s Disability, thirty (30) days after Notice of Termination, provided that the Executive will not have returned to the performance of the Executive’s duties on a full-time basis during such thirty (30)-day period; (iii) if the Executive’s employment is terminated by the Company for Cause, the date specified in the Notice of Termination; (iv) if the Executive’s employment is terminated during the Employment Period for any other reason, the date specified in the

Notice of Termination; or (v) if the Executive’s employment is terminated due to the non-renewal of the Employment Period in accordance with Section 2 hereof, the date on which the Employment Period expires by its terms.
          “Disability” means: as provided under Section 409A(a)(2)(C) and Treasury regulation 1.409A-3(i)(4) and other official guidance issued thereunder, that Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment, which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Company employees. Notwithstanding, Executive shall be deemed Disabled if he is determined to be totally disabled by the United States Social Security Administration or by the then-current disability insurance program of the Company; provided that, the definition of disability applied under such disability insurance program complies with the requirements of Section 409A and the applicable Treasury regulations and other official guidance issued thereunder.
          IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove written.

Very truly yours,

CONEXANT SYSTEMS, INC.

By:

Name:
Title:

SAILESH CHITTIPEDDI

Date